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                                                                     Exhibit 5.1

         [Letterhead of Skadden, Arps, Slate, Meagher & Flom (UK) LLP]



Danka Business Systems PLC and each of
  the entities listed on Schedule 2 hereto
11101 Roosevelt Boulevard
St. Petersburg, Florida 33716
                                                              September 26, 2003

Dear Ladies and Gentlemen,

DANKA BUSINESS SYSTEMS PLC

1. We have acted as special English legal advisers to Danka Business Systems PLC (the "Company"), a public company with limited liability incorporated under the laws of England and Wales, in connection with the public offering of up to $175,000,000 aggregate principal amount of the Company's 11% Senior Notes due 2010 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Company's issued and outstanding 11% Senior Notes due 2010 (the "Original Notes") under an indenture dated as of 1 July 2003 (the "Indenture"), between the Company, certain subsidiaries of the Company (the "Guarantors"), and HSBC Bank USA, as Trustee (the "Trustee"), as contemplated by the registration rights agreement, dated as of 1 July 2003 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and Bear, Stearns & Co. Inc.

2. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

3.  In connection with this opinion, we have examined the documents listed in
    Schedule 1 to this opinion (the documents set forth at paragraphs (a) and (b) thereof being hereinafter referred to as the "Documents") and such other documents as we consider appropriate for the purpose of this opinion and we have relied upon the statements as to factual matters contained in or made pursuant to each of the above-mentioned documents. We express no opinion as to any agreement, instrument or other document other than as and only to the extent specified in this letter. We have not investigated whether any party to any of the Documents is or will be, by reason of the transactions contemplated by the Documents, in breach of any of their obligations under any agreement or document.

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4.  This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law as at the date of this opinion. Accordingly, we express no opinion herein with regard to any other system of law. In particular, we express no opinion on European Union law as it affects any jurisdiction other than England. To the extent that the laws of any other jurisdiction may be relevant, we express no opinion as to such laws, we have made no investigation thereof. It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any document set forth in Schedule 1 to this opinion or any other agreement or document.

Assumptions

5. In considering the Documents and for the purpose of rendering this opinion we have with your consent and without any further enquiry assumed:

    (a)   the legal capacity of all natural persons;

    (b) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such latter documents;

    (c) that, where a document has been examined by us in draft or specimen form, it will be or has been executed, published or made available (as the case may be) in the form of that draft or specimen;

    (d) that each of the statements contained in the respective certificates of the Secretary of Danka UK Plc and Danka Services International Limited (each an "English Guarantor", together the "English Guarantors" and, together with the Company, the "Group Companies" and each a "Group Company") and of the Company, dated 1 July 2003, are true and correct as at the date hereof;

    (e) that all consents, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws or regulations in order to permit the execution, delivery or performance of the relevant Document have been or will be duly made or obtained within the period permitted by such laws or regulations;

    (f) no fraud, coercion, undue influence or duress exists or was exerted resulting in the entry into of the Documents, such as to render any or all of them void or voidable;

    (g) that the respective directors of the Group Companies in authorising the execution of the Documents have exercised their powers in accordance with their duties under all applicable laws and the memorandum and articles of association of the relevant Group Company;

    (h) that, other than to the extent it is a matter upon which we expressly opine herein, the representations and warranties given by each party contained in the Documents are and continue to be true, correct, accurate and complete;

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    (i)   that Bear, Stearns & Co Inc. has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the "Act") (including, without limitation, Section 19 (the general prohibition) and Section 21 (restrictions on financial promotion) with respect to anything done by it in relation to the Original Notes or the Exchange Notes (together, the "Notes"), in, from or otherwise involving the United Kingdom;

    (j) that the Notes have not been and will not be offered or sold to persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Act and of the Public Offers of Securities Regulations 1995 (as amended);

    (k) that any communication of an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Act) in connection with the Notes (including, without limitation, the issuing of the Offering Memorandum) has only been made in circumstances in which section 21(1) of the Act does not apply;

    (l) that the Company and each English Guarantor has assumed its obligations under the Documents in good faith and for the purpose of carrying out its respective business and that, at the time they were entered into, there were reasonable grounds for believing that to do so would benefit the Company or the English Guarantors (as the case may be) and be in their respective best interests;

    (m) that the information revealed by our oral enquiry in connection with the public file relating to each of the Group Companies kept at the Companies Registration Office in London and our oral enquiry today of the Central Registry of Winding up Petitions in relation to the Group Companies was accurate in all respects and has not since the time of such search or enquiry been altered;

    (n) that the Notes do not carry (i) a right to interest the amount of which exceeds a reasonable commercial return on the Notes or (ii) a right to interest the amount of which falls or has fallen to be determined to any extent by reference to the results of, or of any part of, a business or to the value of any property or (iii) a right of repayment to an amount which exceeds the nominal value of the Notes and is not reasonably comparable with what is generally repayable (in respect of a similar nominal value) under the terms of issue of loan capital listed in the Official List of The London Stock Exchange; and

    (o) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement") states that the proceeds of the issue of the Original Notes will be applied to repay existing indebtedness, pay fees and expenses and for general corporate purposes. We assume that this does not include any financing or refinancing of an acquisition of shares in contravention of section 151 of the Companies Act 1985.

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Opinion

6. On the basis of the assumptions set out above and subject to the qualifications set forth below and any matters not disclosed to us and having regard to such considerations of English law in force applying as at the date of this opinion as we consider relevant, we are of the opinion that:

    (a) the Company is a company incorporated in England under the laws of England and Wales and has all necessary and corporate capacity to create and issue the Exchange Notes;

    (b) each English Guarantor is a company incorporated in England under the laws of England and Wales and has all necessary and corporate capacity to guarantee the Exchange Notes;

    (c) the Company has taken all necessary corporate action to authorise the execution by it of the Documents and the issue of the Exchange Notes;

    (d) each English Guarantor has taken all necessary corporate action to authorise the execution by it of the Documents; and

    (e) the creation and issue of the Exchange Notes by the Company will not and the execution of the Documents by each Group Company did not result in any material violation of the provisions of the memorandum and articles of association by any Group Company or breach any statute, regulation, or rule of law applicable to any Group Company.

Qualifications

7. The opinions set forth above are also subject to the following qualifications:

    (a) the search at the Companies Registration Office referred to in paragraph 5(m) above is not conclusively capable of revealing whether or not:

          (i) a winding up order has been made or a resolution passed for the winding up of a company; or

          (ii)   an administration order has been made; or

          (iii) a receiver, administrative receiver, administrator or liquidator has been appointed,

          as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

    (b) the enquiry at the Central Registry of Winding up Petitions referred to in paragraph 5(m) above relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of

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          Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made;

    (c) this opinion is subject to and enforcement may be limited by all applicable laws relating to bankruptcy, insolvency, administration, liquidation, fraudulent conveyance, reorganisation, moratorium and other laws of general application relating to or affecting the rights of creditors;

    (d) we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Documents with any laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any party to the Documents;

    (e) we express no opinion on the accuracy of the facts, or the reasonableness of any statements of opinion, contained in the Registration Statement or on whether any material facts have been omitted from it; and

    (f) we express no opinion as to the manner in which the Original Notes were sold by the Company or Bear, Stearns & Co. Inc, or any person acting on behalf of the aforementioned persons.

Benefit of opinion

8. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                               Yours faithfully,
                               /s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP

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                                   SCHEDULE 1

                           LIST OF DOCUMENTS EXAMINED

    (a)   a signed copy of the Indenture, including the form of the Exchange
          Notes;

    (b)   a signed copy of the Registration Rights Agreement;

    (c) a copy, certified by the Secretary of the relevant company, of the Memorandum and Articles of Association of:

          (i)    the Company; and

          (ii)   the English Guarantors;

    (d) a copy, certified by the Secretary of the relevant company, of the resolutions of the directors of the following companies, passed on the dates specified:

          (i)    the Company, passed on 19 June 2003; and

          (ii)   the English Guarantors, each passed on 23 June 2003;

    (e) a copy, certified by the Secretary of the relevant company, of the resolutions of the Refinancing Committee of the Company, passed on 24 June 2003; and

    (f)   a copy of the Registration Statement.

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                                   SCHEDULE 2

Danka Holding Company

Danka Imaging Distribution, Inc.

Danka Office Imaging Company

Quality Business, Inc.

Corporate Consulting Group, Inc.

American Business Credit Corporation

Danka Management II Company, Inc.

Herman Enterprises, Inc. of South Florida

Danka Management Company, Inc.

D.I. Investment Management, Inc.

Danka Australasia Pty Limited

Danka Australia Pty Limited

Danka Tower Pty Ltd

Danka Distributors Pty Ltd

Danka Datakey Pty Ltd

Datakey Alcatel Pty. Ltd.

Danka Systems Pty Limited

Danka Business Finance Ltd.

Danka Canada Inc.

Kalmara Inc.

Danka UK Plc

Danka Services International Ltd.

Dankalux S.a r.l.

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